EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Fourth Quarter 2006 Results

Linthicum Heights, Maryland, February 15, 2007 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported full-year earnings of $31.4 million or $0.67 per share and a fourth quarter loss of $21.9 million or $0.48 per share. Excluding after-tax non- cash charges full year earnings were $63.2 million or $1.35 per share and fourth quarter earnings were $2.2 million or $0.05 per share. The charges mainly reflect the write-down of the carrying value of assets at the company’s Wabash mine and accelerated amortization of deferred debt issuance costs related to the refinancing of the company's senior secured credit facility.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended December 31, 2006		Quarter Ended December 31, 2005	Year Ended December 31, 2006		Year Ended December 31, 2005
Coal Sales Revenues	$345.9		$334.4	$1,440.2		$1,292.4
Coal Shipments (MM Tons)	18.3		17.5	73.9		68.8
Net Income (Loss)	$(21.9	)(1)	$28.6	$31.4	(1)(2)	$88.9
Earnings (Loss) per Diluted Share	$(0.48	)(1)	$0.61	$0.67	(1)(2)	$1.92
Adjusted EBITDA	$65.3		$80.8	$311.7		$309.7

NOTE:	(1) Includes a $24.0 million, or $0.51 per diluted share, after-tax, non-cash charge related mainly to the write-down of long-lived assets at the Wabash Mine.
(2) Includes a $7.8 million, or $0.17 per diluted share, after-tax, non-cash charge related to the accelerated amortization of deferred debt issuance costs.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

James F. Roberts, chairman and chief executive officer, commented, “In 2006, Foundation delivered record revenues, adjusted EBITDA, and shipments, while achieving superior safety performance across the company. We accomplished the record financial results despite disappointing performances from our Midwest and Central Appalachia business units and a production shortfall at one of our Northern Appalachia mines. In addition, we generated positive cash flow for the year, and we are maintaining a positive cash flow outlook for 2007. With a nearly fully contracted position for 2007 and solid cash generation capabilities, we will avoid production cutbacks at our high-margin operations and be able to take decisive actions to improve performance in 2007 and beyond.”

“Notwithstanding our successes in 2006,” added Roberts, “we must respond to the challenging market conditions in the coal sector. Because of our diverse asset base and contracted position, we believe we can make several changes in 2007 that will support margins, maintain options for future growth, and maximize shareholder value.”

According to Roberts, these actions include:

•

In the Midwest, the company is discontinuing its recapitalization project, thus reducing capital expenditures for 2007 and 2008 by approximately $45 million. Wabash’s full year 2006 operating performance, prior to the non-cash charge, negatively impacted Foundation’s earnings by approximately $0.51 per diluted share.

•	In Central Appalachia, reducing production from the company’s highest cost mining units until the market improves.

•

In Northern Appalachia, adding a second longwall at the Emerald mine in the fourth quarter of 2007 to offset any potential production shortfalls from adverse geological conditions. The second longwall will increase Emerald’s production capacity for 2008 and beyond, and will enhance Foundation’s opportunities in the very active and growing Northern Appalachian market.

FINANCIAL RESULTS

Fourth Quarter 2006 vs. Fourth Quarter 2005

Coal sales revenues were $345.9 million, up 3 percent from the fourth quarter of 2005 primarily reflecting a 5 percent increase in coal shipments and a 1 percent decline in average per ton sales realizations. The decrease in average per ton sales realizations resulted from a higher proportion of Powder River Basin shipments in relation to total shipments compared to 2005’s fourth quarter.

On a regional basis, average per ton sales realizations increased in the Powder River Basin, Northern Appalachia, and Central Appalachia. Coal sales revenues resulting from coal quality premiums were $11.0 million, $9.0 million lower compared to the year-ago quarter, mainly as a result of lower SO2 allowance prices.

Compared to the fourth quarter of 2005, increased coal sales revenues were offset by higher cost of coal sales and a decrease in earnings benefits of $16.6 million, or approximately $0.30 per diluted share, from amortization of coal supply agreements. Credits to expense from amortization of coal supply agreements are a non-cash benefit to earnings that is decreasing, as expected, as the coal supply agreements valued in purchase accounting are fulfilled.

The higher cost of coal sales in 2006’s fourth quarter was mainly attributable to a combination of:

•	Increased equipment repairs and contractor services;

•	Higher 2006 production and shipments from the Powder River Basin combined with increased expense recognized for overburden removal as a result of the adoption of EITF 04-6 at January 1, 2006; and

•	Price-driven increases in materials, supplies and services, higher labor costs plus revenue-driven royalties and production taxes that were partly offset by lower purchased coal expense.

In the fourth quarter of 2006, the company recognized a non-cash asset impairment charge to write down the carrying value of assets at its Wabash mine and to write off a prepaid royalty in Central Appalachia in accordance with Statement of Financial Accounting Standards No. 144. Net of income tax benefit, the impairment charge reduced fourth quarter and full year earnings by $24.0 million, equivalent to $0.51 per diluted share. In testing the recoverability of the carrying value of the Wabash assets and in assessing their fair value, the company utilized a combination of cash flow projections, third party appraisal, and other evidence of fair value. The assessment of fair value used in calculating this impairment charge may be subject to refinement as a result of events subsequent to the date of this earnings report.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), was $65.3 million in the fourth quarter of 2006 compared to $80.8 million in the fourth quarter of 2005.

Full Year 2006 vs. Full Year 2005

For the full year 2006, coal sales revenues increased 12 percent as shipments increased 7 percent and average realizations per ton increased 4 percent compared to 2005. Excluding the fourth quarter 2006 asset impairment charge at the Wabash mine and the non-cash charges for accelerated amortization of deferred debt issuance costs, net income and diluted earnings per share for the years ended December 31, 2006 and 2005, respectively, were $63.2 million versus $90.9 million and $1.35 per share versus $1.96 per share. Adjusted EBITDA increased to $311.7 million in 2006 from $309.7 million in 2005.

Capital Structure

For the year ended December 31, 2006, the following items were funded by cash provided by operating activities: capital expenditures of $187.2 million, share repurchases of $11.9 million, shareholder dividends of $9.1 million, voluntary bank debt pre-payments of $8.4 million, and the purchase of mining assets for $14.7 million.

During January 2007, the company expended an additional $10 million under its $100 million share repurchase plan to repurchase 333,453 shares at an average price of $29.99.

Available liquidity under the company’s existing revolving credit agreement was approximately $331 million at December 31, 2006. In April 2007, Foundation expects its liquidity to increase by approximately $15 million because of reduced financial security obligations related to the UMWA 1992 Plan.

During the fourth quarter 2006, Foundation reduced outstanding bank debt by $8.4 million, voluntarily pre-paying the principal amortization scheduled for 2007. Based on financial results for 2006, the ratio of outstanding indebtedness to twelve month trailing adjusted EBITDA is approximately 2 to 1.

OPERATIONAL AND COMMERCIAL PERFORMANCE

During 2006, Foundation Coal achieved several important safety milestones. The company’s overall total incident rate during the fourth quarter was its best ever, with record performance at its underground operations and a zero total incident rate at its surface mines. Compared to 2005, safety performance improved by 21 percent. For the year, Foundation’s underground mines achieved a total incident rate 38 percent better than the industry average, while its surface mine incident rate was 76 percent better than the rest of the industry.

“I am incredibly proud of our safety performance in 2006,” said Roberts. “We strive to instill a culture of safety across the entire company.”

Additional operational highlights include:

•	Record annual production and shipments from the company’s mines, including:

¡

A new production record set in the Powder River Basin, with approximately 50 million tons of combined output from the company’s two low cost Wyoming operations compared to approximately 44 million tons in 2005.

¡	A second consecutive year of record production from the high-margin Cumberland mine, which produced 7.5 million tons in 2006, up from 7.1 million tons in 2005.

•	Industry recognition for the company’s efforts in the area of safety and environmental stewardship, including

¡	The 2006 Mountaineer Guardian award for superior safety performance at the Kingston No. 1, Pax, and Paynter Branch operations.

¡

The 2006 Reclamation award, presented by the West Virginia Office of Miners’ Health, Safety and Training and the West Virginia Coal Association to the new Pax loadout facility for minimizing environmental disturbance during construction and the creation of five new acres of wetlands complete with vegetation and wildlife.

Near-term coal market conditions softened over the course of 2006 as weak demand and strong supply growth allowed utilities to rebuild inventories to more normal levels. Foundation Coal was successful in negotiating new multiple-year business with major utility customers during the stronger market that prevailed earlier in the year, committing approximately 46 million tons of coal with an initial value of $1.3 billion. New sales activity was minimal during the fourth quarter of 2006 owing to the soft market conditions. For the year, Foundation completed or was in the process of completing sales contracts for coal to be delivered during the period 2007 through 2011 at prices above current average realizations. Compared to 2006 average realizations, new commitments were 69 percent higher in the Powder River Basin, 10 percent higher in Northern Appalachia, 16 percent higher for Central Appalachian steam coal, and 26 percent higher for Central Appalachian metallurgical coal.

“Looking ahead, we are encouraged by the potential for an improving market as voluntary production cutbacks and high cost mine closures should help reduce the supply surplus that currently exists,” said Roberts. “In fact, the Energy Information Administration predicts that coal demand will outstrip supply in 2007, and we look to improving market conditions as the year progresses as a result.”

“Longer term,” added Roberts, “there is a growing list of coal-based power facilities on the drawing board, and we are seeing new advances in coal conversion technologies. We believe the future for the coal industry is exceptionally bright.”

OUTLOOK

Foundation is providing financial, production, and shipment guidance as shown in the table below:

Guidance

($ in millions, except per-share amounts)

	2007	2008	2009	2010
Total Revenues	$1,485 – 1,575
Adjusted EBITDA	$300 – 350
Net Income	$42 – 70
Earnings per Diluted Share	$0.90 – 1.50
Capital Expenditures (1)	$175 – 185	$170 – 180
Coal Production (MM Tons)	71.0 – 76.0	73.5 – 79.5	73.5 – 79.5	73.5 – 79.5
West	49.5 – 53.0	52.0 – 56.0	52.0 – 56.0	52.0 – 56.0
East	21.5 – 23.0	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5
Coal Shipments (MM Tons)	72.0 – 77.5	74.0 – 80.0	74.0 – 80.0	74.0 – 80.0
West	49.5 – 53.0	52.0 – 56.0	52.0 – 56.0	52.0 – 56.0
East	22.5 – 24.5	22.0 – 24.0	22.0 – 24.0	22.0 – 24.0
Committed and Priced (%) (2)	98%	70%	48%	19%
West	100%	74%	56%	24%
East	96%	59%	27%	7%

Notes:	(1) Excludes annual bonus bid payments on Federal Leases by Application in the Powder River Basin
(2) As of 1/24/07, compared to the midpoint of production guidance range

In its financial guidance for 2007, Foundation is assuming the following:

•	A second-quarter longwall move at the Cumberland Mine and a fourth-quarter longwall move at the Emerald Mine.

•

Percentage increases in cash operating costs per ton, defined as cost of coal sales plus selling, general and administrative expense, in the range of 5 percent to 7 percent for each of Foundation’s major operating regions. On a combined basis considering the impact of expected volume increases for the Powder River Basin, the overall increase in cash operating costs per ton is expected to be in the range of 3 percent to 5 percent.

•	Depreciation, depletion and amortization expense in the range of $185 million to $200 million.

•	Foundation Coal expects to lease approximately 230 million tons of additional reserves at its Eagle Butte mine in the Powder River Basin through a Lease by Application bid scheduled for October 2007. The lease bonus on these reserves will be paid ratably over five years and will be reported separately from capital expenditures within cash flows used for investing activities. The lease bonus payments on these reserves are not included in the capital expenditure estimates cited above.

•	A 2007 income tax rate for financial reporting in the range of 10 percent to 20 percent of pre-tax book income.

“The plan set forth for 2007 capitalizes on Foundation’s strengths and lays out a course for rationalizing poor performing business units,” said Roberts. “We will remain disciplined with respect to capital expenditures and production increases. Investments will be concentrated on higher margin mining units, and production will be reduced or suspended at high cost operations,” he added. “Growth will be achieved by increasing production at current operations when the market strengthens and by the planned future development of new operations in Northern Appalachia and possibly Central Appalachia. This is made possible by Foundation’s multi-faceted operations and diverse portfolio of assets.”

Roberts concluded, “As previously stated, our contracted sales position in 2007 will allow us to generate cash, follow a prudent capital program, avoid significant production cutbacks, and make the tough decisions needed to improve performance and take advantage of better market conditions ahead.”

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 14 coal mines and related facilities in Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss fourth quarter 2006 financials on Thursday, February 15, 2007 at 10:00 a.m. EST. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers' coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2005 and the company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2006 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Tons sold	18.3	17.5	73.9	68.8

Revenues	$353.8	$340.6	$1,470.3	$1,316.9
Cost of coal sales	275.0	238.5	1,110.9	936.2
Selling, general and administrative expense	15.1	15.4	53.2	50.7
Accretion on asset retirement obligations	2.2	2.3	8.5	8.5
Write-down of long-lived assets	30.8	1.6	30.8	1.6
Depreciation, depletion and amortization	45.5	50.5	183.2	211.2
Amortization of coal supply agreements	(1.3)	(17.9)	(13.1)	(84.9)

(Loss) income from operations	(13.5)	50.2	96.8	193.6
Interest income	0.8	0.6	3.0	1.3
Interest expense:
Interest	(11.6)	(11.2)	(46.0)	(44.5)
Amortization of deferred financing costs	(0.6)	(1.8)	(11.7)	(4.8)
Surety bond and letter of credit fees	(1.6)	(2.7)	(6.8)	(10.2)
Other income (expense)	—	—	(0.1)	—

(Loss) income before income taxes	(26.5)	35.1	35.2	135.4
Income tax benefit (expense)	4.6	(6.5)	(3.8)	(46.5)

Net (loss) income	$(21.9)	$28.6	$31.4	$88.9

(Loss) earnings per common share:
Basic (loss) earnings per common share	$(0.48)	$0.64	$0.69	$1.99

Diluted (loss) earnings per common share	$(0.48)	$0.61	$0.67	$1.92

Weighted average shares outstanding:
Weighted average shares—basic	45.724	44.630	45.397	44.626
Weighted average shares—diluted	45.724	46.407	46.813	46.275

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Tons sold
Powder River Basin	12.6	11.2	49.9	43.6
Northern Appalachia	3.2	3.4	13.8	13.7
Central Appalachia	2.2	2.3	8.9	8.9
Illinois Basin and purchased coal	0.3	0.6	1.3	2.6

Total	18.3	17.5	73.9	68.8

Average realized price per ton sold
Powder River Basin	$8.29	$7.72	$8.39	$7.47
Northern Appalachia	38.02	36.68	38.81	35.00
Central Appalachia	50.68	46.44	50.17	45.37
Illinois Basin and purchased coal	26.53	27.60	30.72	32.35
Total	$18.88	$19.10	$19.48	$18.79

Revenue summary
Powder River Basin	$104.4	$86.4	$418.8	$325.6
Northern Appalachia	121.1	124.3	535.5	478.8
Central Appalachia	111.9	105.7	445.0	405.4
Illinois Basin and purchased coal	8.5	18.0	40.9	82.6

Total coal sales	345.9	334.4	1,440.2	1,292.4
Other revenues	7.9	6.2	30.1	24.5

Total revenues	353.8	340.6	1,470.3	1,316.9
Cost of coal sales	275.0	238.5	1,110.9	936.2
Selling, general and administrative expense	15.1	15.4	53.2	50.7
Accretion on asset retirement obligations	2.2	2.3	8.5	8.5
Write-down of long-lived assets	30.8	1.6	30.8	1.6

EBITDA	30.7	82.8	266.9	319.9
Depreciation, depletion and amortization	45.5	50.5	183.2	211.2
Amortization of coal supply agreements (credit)	(1.3)	(17.9)	(13.1)	(84.9)

(Loss) income from operations	$(13.5)	$50.2	$96.8	$193.6

Capital expenditures	$67.5	$38.0	$187.2	$140.2
Cash flow provided by operating activities	$67.7	$77.3	$225.7	$184.9
Adjusted EBITDA from Credit Agreement	$65.3	$80.8	$311.7	$309.7
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	18.5%	23.7%	21.2%	23.5%

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	December 31, 2006	December 31, 2005
Cash and Cash Equivalents	$33.7	$22.4
Trade Accounts Receivable	119.6	110.1
Inventories, Net	36.8	96.9
Deferred Income Taxes	15.5	4.9
Other Current Assets	35.1	25.4

Total Current Assets	240.7	259.7
Property, Plant and Equipment, Net	1,660.4	1,666.1
Coal Supply Agreements, Net	31.3	53.1
Other Noncurrent Assets	17.2	29.2

Total Assets	$1,949.6	$2,008.1

Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accruals	203.6	217.4

Total Current Liabilities	203.6	217.4
Long-Term Debt	626.6	635.0
Noncurrent Coal Supply Agreements, Net	24.2	59.0
Deferred Income Taxes	8.3	67.6
Other Long-Term Liabilities	789.1	689.8

Total Liabilities	1,651.8	1,668.8

Stockholders' Equity	297.8	339.3

Total Liabilities and Stockholders' Equity	$1,949.6	$2,008.1

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

(1) On December 31, 2006, the company adopted Statement of Financial Accounting Standards No. 158, “Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans,” which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income.

The impact of this standard on the company's consolidated balance sheet is an increase in liabilities of $53.5 million, reduction in deferred tax liability of $20.7 million and reduction in stockholders' equity of $32.8 million. The increase in liabilities is mainly reflected in other long-term liabilities.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net (loss) income	$(21.9)	$28.6	$31.4	$88.9
Depreciation, depletion and amortization	45.5	50.5	183.2	211.2
Amortization of coal supply agreements (credit)	(1.3)	(17.9)	(13.1)	(84.9)
Interest expense	11.6	11.2	46.0	44.5
Amortization of deferred financing costs	0.6	1.8	11.7	4.8
Surety bond and letter of credit fees	1.6	2.7	6.8	10.2
Interest income	(0.8)	(0.6)	(3.0)	(1.3)
Other income (expense)	—	—	0.1	—
Income tax (benefit) expense	(4.6)	6.5	3.8	46.5

EBITDA	$30.7	$82.8	$266.9	$319.9
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Effect on cost of coal sales from market valuation of inventories
Overburden removal included in depreciation, depletion and amortization	—	(6.5)	—	(22.6)
Non-cash impairment charges to write-down long-lived assets	30.8	1.6	30.8	1.6
Accretion on asset retirement obligations	2.2	2.3	8.5	8.5
Non-cash stock based compensation expense	0.8	0.5	3.0	1.6
Other	0.8	0.1	2.5	0.7

Adjusted EBITDA per Credit Agreement	$65.3	$80.8	$311.7	$309.7

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net (loss) income as reported	$(21.9)	$28.6	$31.4	$88.9
Write-down of long-lived assets	30.8	1.6	30.8	1.6
Income tax impact of write-down of long-lived assets	(6.8)	(0.6)	(6.8)	(0.6)
Write-off of unamortized deferred financing costs	0.1	0.9	9.3	1.5
Income tax impact of unamortized deferred financing costs write-off	—	(0.3)	(1.5)	(0.5)

Net income excluding special items	$2.2	$30.2	$63.2	$90.9

Earnings per common share:
Basic earnings per common share	$0.05	$0.68	$1.39	$2.04

Diluted earnings per common share	$0.05	$0.65	$1.35	$1.96

Weighted average shares outstanding:
Weighted average shares—basic	45.724	44.630	45.397	44.626
Weighted average shares—diluted	45.724	46.407	46.813	46.275

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.